Exhibit 99.1

For Further Information:

Renee Ketels, 616-233-0500

InvestorRelations@PeakResorts.com

For Immediate Release

Peak Resorts Announces Mount Snow EB-5 Project Approval

Wildwood, Missouri, May 25, 2016 – Peak Resorts, Inc. (NASDAQ:SKIS), a leading owner and operator of high-quality, individually branded ski resorts in the United States, today announced that the United States Citizenship and Immigration Services (USCIS) approved the company’s Mount Snow EB-5 program. The related $52 million in funds raised from investors for the Mount Snow development projects will be released from escrow immediately following the approval of the first I-526 Petition submitted by an investor in the Mount Snow EB-5 offering. Historically, the Petition approvals occur shortly after program approval.

While awaiting this USCIS approval, the company invested more than $12 million in project construction since May 2015. Peak Resorts will be reimbursed for that spending as the committed funds are released from escrow.

USCIS approval of an I-526 Petition is the first step in the process pursuant to which an immigrant who invests in an EB-5 program can become a permanent resident of the United States. The initial I-526 Petition approval allows Mount Snow to access investors’ committed funds that were required to be held in escrow pending the first Petition approval.

"We are pleased that we received the EB-5 project approval, and look forward to the funds being released from escrow soon so that we can resume our Mount Snow development projects,” said Timothy D. Boyd, president and chief executive officer of Peak Resorts. “The master plan for Mount Snow is expected to enhance the overall visitor experience at the resort by bolstering snowmaking capacity and adding a new three-story, state-of-the-art ski lodge.”

Steve Mueller, chief financial officer, added, “During the upcoming summer season, we have a solid schedule of activities at our various resorts that will contribute to off-season revenues. We continue to explore alternatives to strengthen the long-term liquidity position of the Company.”

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company now operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are company owned, including Hunter Mountain, the Catskills' premier winter resort destination.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at ir.PeakResorts.com, or follow Peak Resorts on Facebook (https://www.facebook.com/skipeakresorts) for resort updates.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended April 30, 2015, filed with the Securities and Exchange Commission (the “SEC”), and as updated from time to time in the company’s filings with the SEC.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.